EXHIBIT 99.1

      AiMI Investigators Present Full Clinical Trial Results at
                            TCT Conference

    MINNEAPOLIS--(BUSINESS WIRE)--Sept. 27, 2004--

    Slide Set Will be Available on Possis Website (www.possis.com)

    Possis Medical, Inc. (Nasdaq:POSS), today reported full results from its 480 patient, post-marketing study called "AiMI," or "AngioJet(R) Rheolytic(TM) Thrombectomy In Patients Undergoing Primary Angioplasty for Acute Myocardial Infarction." The study was configured as a multicenter, prospective randomized two-arm trial comparing AngioJet Rheolytic Thrombectomy (RT) followed by definitive treatment (angioplasty, stent and eptifibatide), versus immediate definitive treatment only, in patients undergoing intervention for acute myocardial infarction, or heart attack. The study used the AngioJet XMI(R) catheter, which has FDA approval for removing thrombus in native coronary arteries and in saphenous vein bypass grafts. The primary endpoint of the study was final infarct size at one month, as measured by SPECT imaging, with 99mTc sestamibi, referred to as a nuclear scan. Secondary endpoints included ST segment resolution, post-procedure TIMI flow, TIMI frame count, myocardial blush, and procedural complications. The study was carried out at 32 sites in the U.S. and Canada. Dr. Arshad Ali, M.D., FACC, of the Guthrie Clinic Sayre (PA), served as Principal Investigator of the AiMI Study. He presented the results on behalf of the AiMI Investigators at the Transcatheter Therapeutics (TCT) Conference in Washington, D.C. today.
    As measured by nuclear scan, the 197 intent-to-treat patients in the AngioJet arm had a mean final infarct size of 12.5% (12.1 S.D.), while the 205 patients in the control arm had a mean final infarct size of 9.8% (10.9 S.D.). The percent infarct size refers to the percentage of myocardial tissue that remains non-viable after the heart attack and the assigned treatment. The p-value for this difference was 0.0182. For all of the secondary endpoints, there was no statistically significant difference between the two treatment arms. The study was not powered for clinical endpoints. While RT is approved for use in thrombotic coronary lesions, the results of this study do not support its routine use with primary coronary intervention (PCI) in all ST-segment elevation MI (STEMI), or heart attack, patients.
    At the same time, the Investigators noted that the randomization procedure might have introduced some selection bias against enrolling high-risk patients with large thrombus. In addition, there was a statistically significant difference in baseline TIMI 3 flow favoring the control arm in the trial. The study was not large enough to identify sub-groups that might have benefited from RT, with statistical precision. For example, the AiMI Investigators noted that the possible benefit of RT in STEMI patients with large thrombus burdens could not be assessed from this study. The Company and its Investigators plan further studies to evaluate the clinical value of RT in patients with STEMI and thrombotic lesions.

    Company Reiterates Fiscal 2005 Guidance

    The Company expects full-year revenues in the estimated range of $85-$90 million, with gross margins in the mid seventies as a percent of sales. The Company expects net income per diluted share to be in the range of $0.70-$0.82 for the full fiscal year compared to $0.60 per share for fiscal 2004. The Company anticipates first quarter in the range of $19.0-$19.5 million and net income per diluted share in the range of $0.11 to $0.13.

    Share Repurchase Authorization

    Possis Medical, Inc. announced that its board of directors has issued an additional authorization to repurchase from time to time, in open market transactions, up to ten million dollars of its common equity. Since the inception of its repurchase programs, the Company has repurchase approximately 665,000 shares of its common equity, at an average price of $18.29 per share.

    Certain statements in this press release, such as those referring to expected future revenues and earnings, the customer response to full clinical trial results from the AiMI trial, plans to conduct additional studies or clinical trials, and the potential outcomes of such studies and clinical trials, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A discussion of the factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc., Minneapolis
             Eapen Chacko, 763-450-8011
             eapen.chacko@possis.com